Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Third Quarter 2014 Results from Continuing Operations

•	Operating income of $11.4 million

•	Adjusted EBITDA(1) of $24.3 million

•	Year-to-date operating income of $12.3 million

•	Year-to-date adjusted EBITDA(1) of $45.6 million

•	Filed restated results for first and second quarters of 2014

•	Company will host conference call on Tuesday, December 16, 2014

HOUSTON, TX (DEC. 15, 2014) — Willbros Group, Inc. (NYSE: WG) filed its restated results for the periods ended March 31, 2014 and June 30, 2014 and filed results from continuing operations for the third quarter of 2014. The Company reported net income from continuing operations of $0.9 million, or $0.02 per diluted share, on revenue of $559.7 million, compared to a net loss from continuing operations in the third quarter of 2013 of $12.0 million, or $0.25 per share, on revenue of $479.1 million. The Company reported operating income of $11.4 million, flat compared to the third quarter of 2013. Adjusted EBITDA(1) of $24.3 million for the third quarter of 2014 was up compared to $21.5 million for the same period last year. Year-to-date operating income and adjusted EBITDA(1) at September 30, 2014 were, respectively, $12.3 million and $45.6 million, compared to $16.2 million and $48.9 million for the same period in 2013.

John McNabb, Chairman and Chief Executive Officer, commented, “Results matter, and we had positive operating performance for the first nine months in our Canada, Professional Services and Utility T&D segments. In our Oil & Gas segment, we have strengthened the management team and we continue to transition the regional business model into a project-based delivery model. We believe this model better aligns the work we undertake to our core skillsets and provides better control of our business.

“We are also committed to strengthening our balance sheet through non-core asset sales to help maintain satisfactory liquidity for the work opportunities we see ahead. We plan to focus our resources on our best performing service lines and market opportunities to generate better results,” added McNabb.

Segment Operating Results

Oil & Gas

For the third quarter of 2014, the Oil & Gas segment reported contract revenue of $253.7 million, an increase of $93.5 million compared to the third quarter of 2013. Operating income of $1.1 million was an improvement of $9.4 million from the third quarter of 2013. This improvement was primarily driven by the successful execution of a large diameter pipeline project and multiple mid-size pipeline projects. Year-to-date operating results for the segment are a loss of $42.5 million on revenue of $665.3 million compared to a loss of $44.6 million on revenue of $463.1 million in the first nine months of 2013.

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CONTACT:
Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038	Leah Martinez Corporate Marketing Manager Willbros 713-403-8084

Utility T&D

For the third quarter of 2014, the Utility T&D segment reported break-even operating results on revenue of $93.6 million compared to operating income of $1.9 million on revenue of $91.9 million in the third quarter of 2013. Peak loads during summer weather reduced access to certain project corridors. The segment continues to expand its geographic footprint in areas adjacent to Texas and along the Atlantic seaboard and is transitioning to a more balanced customer base for transmission and distribution services. Year-to-date operating results are income of $7.8 million on revenue of $271.0 million compared to operating income of $18.8 million on revenue of $306.2 million in the first nine months of 2013.

Canada

Canada reported third quarter operating income of $5.5 million, on revenue of $100.8 million compared to operating income of $11.1 million, on revenue of $124.9 million in the third quarter of 2013. The decline in revenue and operating income is related to completion of a major project which generated revenue and income in the same period last year. Canada continues its focus on the construction and maintenance opportunities in existing oil sands mining facilities. Year-to-date operating results are income of $30.2 million on revenue of $313.1 million compared to operating income of $25.9 million on revenue of $324.3 million in the first nine months of 2013.

Professional Services

Revenue generated by the Professional Services segment increased 9.2 percent to $113.2 million compared to $103.7 million in the third quarter of 2013. The revenue increase was attributable to greater demand for front end engineering and design services and traditional pipeline engineering services. The segment reported operating income of $4.8 million, a decrease of $1.9 million compared to the third quarter of 2013. The decrease quarter-over-quarter was primarily driven by lower margins in downstream engineering services and government services. Year-to-date operating results are income of $16.8 million on revenue of $331.9 million compared to operating income of $16.1 million on revenue of $298.1 million in the first nine months of 2013.

Backlog(2)

At September 30, 2014, total backlog was approximately $1.5 billion and 12 month backlog was approximately $0.8 billion. In comparison to December 31, 2013, total backlog decreased approximately $462.7 million and 12 month backlog decreased approximately $225.6 million. These decreases are primarily related to the burn-off of backlog on certain significant Oil & Gas projects and the continued work-off of MSAs, which are subject to renewal options in future years.

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CONTACT:
Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038	Leah Martinez Corporate Marketing Manager Willbros 713-403-8084

Liquidity

At September 30, 2014, the Company had $48.9 million of cash and cash equivalents. During the third quarter of 2014 the Company paid $3.8 million due for the WAPCo liability and expects to make the final $32.7 million settlement payment at year end. The Company also reduced its revolver borrowings to $15.0 million during the third quarter. Unused availability under its revolver at September 30, 2014 was $53.3 million, net of $19.7 million availability reserve for the WAPCo liability and $57.4 million outstanding letters of credit, on a borrowing base of $145.4 million. As of September 30, 2014, the Company was in compliance with all financial covenants under the 2013 Credit Facilities, as modified by the Third Amendment executed on November 12, 2014.

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday, December 16, 2014 at 10:00 a.m. Eastern Time (9:00 a.m. Central). Interested parties may access the live call via phone by dialing 201-689-8349 or toll free at 877-407-8293 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through December 31, 2014 and may be accessed by calling 201-612-7415 or toll free at 877-660-6853 using pass code 13597474#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements, including such things as expected operating results, business strategy and planned asset sales. A number of risks and uncertainties could cause actual results to differ materially from these statements, including unanticipated accounting or other issues regarding any material weakness in internal control over financial reporting as a result of the restatement of financial statements; inability of the Company or its independent auditor to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; the impact of any investigations and lawsuits; the identification of one or more issues, including those relating to the restatement discussed above, that require restatement of one or more other prior period financial statements; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; inability to obtain adequate financing on reasonable terms; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; ability to dispose of businesses and assets in a timely manner at reasonable valuations; the existence of other material weaknesses in internal control over financial reporting; contract and billing disputes; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; availability of quality management; availability and terms of capital; timely award of prospective projects the Company is pursuing; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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CONTACT:
Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038	Leah Martinez Corporate Marketing Manager Willbros 713-403-8084

TABLE TO FOLLOW

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CONTACT:
Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038	Leah Martinez Corporate Marketing Manager Willbros 713-403-8084

WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Income Statement
Contract revenue
Oil & Gas	$253,727	$160,233	$665,266	$463,137
Utility T&D	93,630	91,922	271,018	306,158
Canada	100,777	124,914	313,133	324,334
Professional Services	113,160	103,655	331,925	298,115
Eliminations	(1,601)	(1,620)	(5,321)	(5,884)

	559,693	479,104	1,576,021	1,385,860
Operating expenses
Oil & Gas	252,632	168,550	707,788	507,759
Utility T&D	93,608	90,072	263,197	287,370
Canada	95,319	113,839	282,945	298,444
Professional Services	108,317	96,911	315,083	281,990
Eliminations	(1,601)	(1,620)	(5,321)	(5,884)

	548,275	467,752	1,563,692	1,369,679
Operating income (loss)
Oil & Gas	1,095	(8,317)	(42,522)	(44,622)
Utility T&D	22	1,850	7,821	18,788
Canada	5,458	11,075	30,188	25,890
Professional Services	4,843	6,744	16,842	16,125

Operating income	11,418	11,352	12,329	16,181
Other expense
Interest expense, net	(7,467)	(8,220)	(22,662)	(23,329)
Loss on early extinguishment of debt	—	(11,573)	(948)	(11,573)
Other, net	(342)	(336)	(453)	(413)

	(7,809)	(20,129)	(24,063)	(35,315)

Income (loss) from continuing operations before income taxes	3,609	(8,777)	(11,734)	(19,134)
Provision for income taxes	2,739	3,205	9,283	6,943

Income (loss) from continuing operations	870	(11,982)	(21,017)	(26,077)
Loss from discontinued operations net of provision for income taxes	(4,229)	(13,951)	(22,843)	(2,565)

Net loss	$(3,359)	$(25,933)	$(43,860)	$(28,642)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$0.02	$(0.25)	$(0.43)	$(0.54)
Discontinued operations	(0.09)	(0.29)	(0.46)	(0.05)

	$(0.07)	$(0.54)	$(0.89)	$(0.59)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$0.02	$(0.25)	$(0.43)	$(0.54)
Discontinued operations	(0.08)	(0.29)	(0.46)	(0.05)

	$(0.06)	$(0.54)	$(0.89)	$(0.59)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$46,816	$(62,617)	$(1,268)	$(57,105)
Investing activities	(2,536)	(4,454)	39,090	30,287
Financing activities	(16,064)	38,417	(35,647)	(5,592)
Foreign exchange effects	(577)	209	(683)	(310)
Discontinued operations	(6,978)	(5,090)	3,833	(1,585)
Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	49,415	48,642	49,202	48,512
Diluted	50,227	48,642	49,202	48,512
Adjusted EBITDA from continuing operations(1)	$24,277	$21,540	$45,644	$48,901
Purchases of property, plant and equipment	3,338	4,820	11,691	9,420
Reconciliation of Non-GAAP Financial Measure
Adjusted EBITDA from continuing operations (1)
Income (loss) from continuing operations	$870	$(11,982)	$(21,017)	$(26,077)
Interest expense, net	7,467	8,220	22,662	23,329
Provision for income taxes	2,739	3,205	9,283	6,943
Depreciation and amortization	8,851	9,149	27,410	29,875
Loss on early extinguishment of debt	—	11,573	948	11,573
Stock based compensation	4,862	1,966	9,371	4,727
Restructuring and reorganization costs	27	44	247	198
Gain on disposal of property and equipment	(539)	(635)	(3,260)	(1,667)

Adjusted EBITDA from continuing operations (1)	$24,277	$21,540	$45,644	$48,901

		6/30/2014	3/31/2014
	9/30/2014	(As Restated)	(As Restated)	12/31/2013
Balance Sheet Data
Cash and cash equivalents	$48,935	$28,274	$53,877	$42,569
Working capital	195,558	205,354	206,689	248,086
Total assets	784,947	827,299	856,179	870,668
Total debt	241,207	258,103	254,094	277,208
Stockholders’ equity	147,104	149,091	161,945	188,774
Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$187,726	$315,931	$364,642	$368,776
Utility T&D	799,456	946,321	990,004	860,260
Canada	247,216	255,812	285,364	365,946
Professional Services	273,144	213,557	256,915	375,256

Total Backlog	$1,507,542	$1,731,621	$1,896,925	$1,970,238

Total Backlog By Geographic Area
United States	$1,257,858	$1,472,901	$1,607,562	$1,599,796
Canada	247,216	255,812	285,364	365,946
Other International	2,468	2,908	3,999	4,496

Total Backlog	$1,507,542	$1,731,621	$1,896,925	$1,970,238

12 Month Backlog	$813,835	$962,744	$1,065,508	$1,039,386

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.